EXHIBIT 10.10

REAL ESTATE PURCHASE CONTRACT

Seller and Purchaser, as hereinafter defined, for good and valuable consideration given by each to the other, the receipt and sufficiency of which is hereby acknowledged, hereby enter into this REAL ESTATE PURCHASE CONTRACT (the “Agreement”) and covenant and agree as follows:

1. Defined Terms. As used in this Agreement, including all exhibits hereto, the following terms shall have the respective meanings indicated below.

	(PARTY NAME)	(ADDRESS)	PHONE/FAX

SELLER:	CNLR DC ACQUISITIONS I, LLC, a Delaware limited liability company	450 South Orange Avenue Suite 900 Orlando, Florida 32801-3336 Attention: Christopher Tessitore Email: chris.tessitore@nnnreit.com	Tel. (407) 650-1115 Fax (407) 650-1046

PURCHASER:	BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership	Three World Financial Center New York, New York Attention: Dennis H. Friedrich E-mail: DFriedrich@brookfield properties.com	Tel. (212) 417-7032 Fax (212) 417-7196

ESCROW AGENT: TITLE AGENT	Fidelity National Title Insurance Company	1 Park Avenue, 14th Floor New York, New York 10016 Attention: Neil A. Clark E-mail: nclark@fnf.com	Tel. (212) 845-3103 Fax (646) 742-0732

PURCHASE PRICE:	$237,000,000.00

EARNEST MONEY:	Initial Deposit - $15,000,000.00 Additional Deposit (the next business day following expiration of Due Diligence Review Period) – $15,000,000.00

DUE DILIGENCE REVIEW PERIOD:	3 business days after the Effective Date of this Agreement.

LENDER APPROVAL PERIOD:	45 days after the Effective Date of this Agreement, as the same may be extended pursuant to Section 6(b).

CLOSING DATE:	On or before five (5) days after receipt of the Acceptable Master Servicer Consent.

LEASES:	Shall mean:

(i) that certain U.S. Government Lease for Real Property for the Property by and between Seller and the United States of America (the “Government”), TSA No. DTSA20-03-R-00528, dated December 17, 2002, together with Supplemental Lease Agreements numbered 1-70 and any amendments thereto executed in accordance with Paragraph 7(a) below (as so amended, the “TSA Lease”); and

(ii) that certain Equipment Site Lease by and between Seller and MCI World Com Network Services, Inc. (“MCI”) dated August 1, 2003, as amended by the First Amendment to Lease dated December 19, 2005 (as so amended, the “MCI Lease”).

The Government and MCI shall collectively be referred to as “Tenants”; the TSA Lease and MCI Lease and any subleases and licenses, if any, shall collectively be referred to as the “Leases”.

PROPERTY:	Shall mean the land located at 601 and 701 South 12th Street, Arlington, Virginia more particularly described on “Exhibit A” attached hereto (the “Land”), together with (i) all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, and gas on and under the Land, as well as all development rights, air rights, water, and water rights relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights of way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the “Appurtenances”); and (ii) all improvements and fixtures located on the Land, including all, heating and air conditioning systems and facilities used to provide any utility services and ventilation thereto (collectively, the “Improvements”) (which Land, together with the Appurtenances and Improvements, is collectively referred to as the “Real Property”).

The tangible personal property, if any, described in Schedule 1 attached hereto together with all other personal property, equipment and furnishings owned by Seller located on or in or used in connection with the Real Property (collectively, the “Personal Property”); and

All of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use, and operation of the Real Property, the Appurtenances, Improvements, and Personal Property, if any, including, without limitation, to the extent that the same are approved by Purchaser pursuant to the provisions of this Agreement, any permits and approvals, contracts, subcontracts, leases, agreements, or other rights relating to the ownership, use and operation of the Property, all building warranties and guarantees, all of Seller’s rights under any construction contracts and agreements, and payment, performance and surety bonds (all of which are collectively referred to as the “Intangible Property”).

The Real Property, Personal Property and Intangible Property are hereinafter referred to collectively as the “Property.”

BROKER(S):	Wachovia Capital Markets, LLC

2. Additional Terms. The terms and conditions set forth in Exhibit “B” attached hereto are incorporated herein by this reference and agreed to by Seller and Purchaser.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

SIGNATURE BLOCKS ARE ON THE FOLLOWING PAGE]

The parties have each caused this Real Estate Purchase Contract to be executed on their behalf as of the date set forth beneath their respective signatures below.

“SELLER”

CNLR DC ACQUISITIONS I, LLC, a Delaware limited liability company

By:	/s/ Julian E. Whitehurst

Name:	Julian E. Whitehurst

Its:	Manager

Date:	February 9, 2006

“PURCHASER”

BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership

By:	Brookfield Financial Properties, Inc., a Delaware corporation, its managing general partner

	By:	/s/ Kathleen G. Kane

	Name:	Kathleen G. Kane

	Its:	Senior Vice President

	Date:	February 9, 2006

Commercial Net Lease Realty, Inc. executes this Agreement solely for the purposes set forth in Paragraph 16(d) of this Agreement.

“NNN”

COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation

By:	/s/ Julian E. Whitehurst

Name:	Julian E. Whitehurst

Its:	Executive Vice President

Date:	February 9, 2006

EXHIBIT “B”

REAL ESTATE PURCHASE CONTRACT ADDITIONAL TERMS

1. The Property. Seller hereby agrees to sell and Purchaser hereby agrees to purchase, upon and subject to the terms and conditions herein set forth, the Property, subject to the Leases and the Wachovia Loan Documents (defined below).

2. Purchase Price. The Purchase Price shall be paid by Purchaser to Seller at the time of closing hereunder (the “Closing”) as follows:

(i) Purchaser shall receive a credit against the Purchase Price for the principal balance of the Note (defined in Paragraph 6 below) (together with any accrued but unpaid interest, charges or other fees) assumed by Purchaser.

(ii) the balance of the Purchase Price shall be paid in federal funds by wire transfer to such account as Seller may direct, which wire shall be received by Seller no later than 1:00 p.m. Eastern time on the Closing Date.

3. Earnest Money. On or before one (1) business day after the Effective Date of this Agreement, Purchaser shall deposit the Initial Deposit in the amount of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00), by wire transfer with the Escrow Agent. In addition, on or before one (1) business day after expiration date of the Due Diligence Review Period, Purchaser shall deposit the Additional Deposit in the amount of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00), by wire transfer with the Escrow Agent. The Initial Deposit and, if applicable, the Additional Deposit (together with any interest accrued thereon, hereinafter referred to as the “Earnest Money”) shall be held by Escrow Agent, in escrow, however, subject to disbursement in accordance with the terms and provisions of this Agreement. Provided that Purchaser furnishes Escrow Agent with a form W-9 containing Purchaser’s U.S. Taxpayer Identification Number, the Earnest Money shall be held by Escrow Agent in an interest bearing money market savings and interest earned thereon shall be reported under Purchaser’s U.S. Taxpayer Identification Number. Except as otherwise provided in this Agreement, the Earnest Money shall at Purchaser’s option either (i) be credited to and considered as payment of part of the Purchase Price at the time of and upon consummation of the Closing hereunder, or (ii) returned to Purchaser at the time of and upon consummation of the Closing hereunder.

4. Due Diligence Review Period. During the Due Diligence Review Period and, if this Agreement is not terminated by Purchaser during the Due Diligence Review Period, thereafter until Closing, Purchaser shall have the right, subject to rights of Tenants and the limitations imposed on Landlord’s right of entry under the respective Leases, to conduct the following due diligence with respect to the Real Property:

a. Environmental/Property Condition Assessment. Purchaser acknowledges that on or before the Effective Date, Seller provided to Purchaser a phase I environmental assessment of the Real Property prepared by Professional Service Industries, Inc. dated January 27, 2006 (the “Phase I Report”), and a property condition assessment of the Real Property prepared by Professional Service Industries, Inc. dated February 3, 2006 (the “PCA Report”), which reports shall be at Purchaser’s cost and expense provided that the Closing occurs. Prior to the expiration of the Due Diligence Review Period, Seller shall deliver to Purchaser a reliance letter authorizing Purchaser to rely on the Phase I Report and the PCA Report. In addition to the information provided by Seller, Purchaser shall have the right, prior to the expiration of the Due Diligence Review Period, to conduct such physical, environmental and engineering inspections, examinations, tests and studies as Purchaser deems appropriate in an effort to determine whether the Real Property is suitable for Purchaser’s intended use of the Real Property. No such report, inspection, examination, test or study shall unreasonably interfere with use of the Real Property by Seller or Tenants or violate any law or regulation of any governmental entity having jurisdiction over the Real Property. In the event Purchaser terminates this Agreement, upon the request of Seller, Purchaser shall promptly provide Seller with copies of all documents resulting from or related to third party reports, inspections, examinations, tests and studies performed on behalf of Purchaser with respect to the Real Property. Notwithstanding the foregoing, Purchaser shall not conduct any invasive testing without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, but shall be subject to the rights of Tenants and limitations imposed under the Leases. Upon the completion of any inspection, examination, test or study, if any, Purchaser shall promptly restore the Real Property to its former condition. Purchaser agrees to indemnify, defend and hold Seller harmless from any and all loss and expense (including, without limitation, attorneys’ fees) resulting from claims and damages (including, but not limited to, injury to, or death of persons, loss or damage to property, the performance of any labor or services for Purchaser, or the release, escape, discharge, emission, spillage, seepage or leakage by Purchaser on or from the Real Property of any hazardous substance brought to the Real Property by Purchaser or its agents or any other violation by Purchaser of any environmental law but specifically excluding (i) special, consequential or punitive damages or (ii) losses arising from conditions then existing on the Land provided that such existing conditions were not exacerbated by the actions of Purchaser or its agents) caused by, arising out of, or incurred in connection with the exercise by Purchaser of Purchaser’s rights under this Paragraph. Any provision of this Agreement to the contrary notwithstanding, the indemnification obligation of Purchaser under this Paragraph 4(a) shall survive the Closing or any earlier termination of this Agreement. If the Phase I Report, PCA Report, or the results of any inspection by Purchaser discloses any adverse matters which are unacceptable to Purchaser in its sole discretion, Purchaser shall be entitled to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Due Diligence Review Period, whereupon this Agreement shall terminate and the Earnest Money shall be returned to Purchaser.

b. Survey. Seller has provided to Purchaser prior to the Effective Date a current survey of the Real Property prepared at the direction of The Matthews Company, Inc. (“Survey”), which Survey shall be at Purchaser’s cost and expense provided that the Closing occurs. Prior to Closing, such Survey shall be certified to Purchaser, Seller, the Title Agent and the current Lender (defined below) under the Wachovia Loan Documents. If the Survey discloses any encroachments or other adverse matters which are unacceptable to Purchaser in its sole discretion, Purchaser shall be entitled to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Due Diligence Review Period, whereupon this Agreement shall terminate and the Earnest Money shall be returned to Purchaser.

c. Title Insurance. On or before the Effective Date of this Agreement, Seller shall deliver to Purchaser an original Commitment for Title Insurance issued by First American Title Insurance Company, committing to insure Purchaser as purchaser of the Real Property in the amount of the Purchase Price (hereinafter referred to as the “Commitment”). During the Due Diligence Review Period, Purchaser shall determine whether Purchaser is willing to accept title to and acquire the Real Property from Seller subject to the title exceptions set forth in the Commitment (including the Wachovia Loan Documents) (the “Title Exceptions”). In the event that Purchaser shall determine that any one or more of the Title Exceptions are unacceptable to Purchaser in its sole discretion, Purchaser shall be entitled to terminate this Agreement by delivering written notice thereof to Seller on or before the expiration of the Due Diligence Review Period, whereupon this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. In the event Purchaser shall not terminate this Agreement, then and in such event Purchaser shall be deemed to have approved the Title Exceptions and to have agreed to accept title to and acquire the Real Property from Seller subject to the Title Exceptions. Notwithstanding the foregoing, Seller agrees that it shall be required, at Closing, to satisfy any monetary liens which have been placed against the title to the Real Property by, through or under Seller, and any matters which arise after the effective date of the Commitment, except that Seller shall not be required to satisfy or have released any of the Wachovia Loan Documents.

5. Objections to Due Diligence. In the event that (i) the Wachovia Loan Documents, the Commitment, or any environmental or property condition report delivered to or obtained by Purchaser, or the Survey provided to Purchaser pursuant to Paragraph 4 above are, in Purchaser’s sole opinion and within Purchaser’s sole discretion, unacceptable to Purchaser for any reason whatsoever, or (ii) Purchaser has not obtained all internal approvals necessary for Purchaser to acquire the Property, and Purchaser so notifies Seller of the fact on or before the expiration of the Due Diligence Review Period, then, the Earnest Money deposited by Purchaser with Escrow Agent hereunder, shall be returned to Purchaser, and this Agreement shall thereupon be terminated, null and void, and be of no further force and effect and all parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly stated to survive the termination of this Agreement. The failure of Purchaser to notify Seller of the unacceptability of the Commitment or any such environmental or property condition reports or the Survey and the failure to terminate this Agreement prior to the expiration of the Due Diligence Review Period shall constitute a waiver of Purchaser’s right to terminate this Agreement on account thereof, in which event all Earnest Money shall be non-refundable to Purchaser, except in the event of a default hereunder by Seller or the failure of a condition precedent to Purchaser’s obligation to purchase the Property set forth in Paragraph 11(b) of this Agreement.

6. Loan Assumption.

a. In connection with its acquisition of the Property, Purchaser shall assume all of Seller’s obligations (and the obligations of Seller’s principal) under that certain loan originally by Wachovia Bank, National Association (which entity, or its current successor, is referred to herein as “Lender” or “Master Servicer”) to Seller in the original principal amount of $95,000,000.00 (the “Wachovia Loan”), as evidenced by that certain Promissory Note from Seller to Lender dated November 5, 2003 in the original principal amount of $95,000,000.00 (the “Note”), together with any and all documents evidencing, securing or executed by Seller (or its principal) in connection with said Wachovia Loan, including without limitation (i) that certain Deed of Trust, Security Agreement and Fixture Filing Financing Statement (the “Deed of Trust”), (ii) that certain Assignment of Leases and Rents, (iii) that certain Environmental Indemnity Agreement, (iv) that certain Indemnity and Guaranty Agreement, and (v) that certain Lock-Box Account and Security Agreement, each of even date with the Note (collectively, the “Wachovia Loan Documents”).

b. Seller has informed Purchaser that Purchaser’s assumption of the Wachovia Loan is subject to (a) obtaining the unconditional consent of Master Servicer (the “Master Servicer’s Consent”) (which consent is contingent upon Master Service receiving the consent of Lennar (the special servicer of the Wachovia Loan), CW Capital (the bond holder in the Wachovia Loan securitization), and the bond rating agency), which Master Servicer’s Consent shall be at the Master Servicer’s sole discretion, and shall be obtained by Purchaser prior to expiration of the Lender Approval Period; (b) payment by Purchaser of any and all loan assumption fees, consent fees or other fees or costs charged by the Master Servicer in connection with such loan assumption, and any and all transfer taxes or recording fees charged by the applicable governmental authorities in connection with such loan assumption; (c) all other terms and conditions the Wachovia Loan Documents; and (d) release by the Master Servicer of Seller and Seller’s principal of all obligations under the Wachovia Loan Documents arising after the Closing Date. Seller makes no representation or warranty with respect to Purchaser’s ability to assume the Wachovia Loan, but Seller agrees to reasonably cooperate with Purchaser and the Master Servicer in obtaining the Master Servicer’s Consent to Purchaser’s assumption of the Wachovia Loan. In the event that, prior to the expiration of the Lender Approval Period, Purchaser fails to obtain the Master Servicer’s Consent on commercially reasonable terms (as defined below) (“Acceptable Master Servicer’s Consent”), Purchaser shall provide written notice thereof to Seller, and the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser, and this Agreement shall thereupon be terminated, null and void, and be of no further force and effect and all parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly stated to survive the termination of this Agreement. As used in this paragraph, “commercially reasonable terms” shall mean: (i) approval by Master Servicer to modification of certain provisions of the Wachovia Loan Documents related to matters specific to the Seller (including, but not limited to, transfer rights, approval of new insurance (including future terrorism coverage), and approval of a new guarantor and a new property management company) which do not materially change the financial substance of the Wachovia Loan Documents; (ii) confirmation that Master Servicer shall not impose any additional economic burdens on Purchaser not currently set forth in the Wachovia Loan Documents; and (iii) confirmation that Seller and Seller’s principal will be released from all obligations under the Wachovia Loan Documents arising after Closing. Notwithstanding the foregoing, in the event that Purchaser shall fail to obtain the Acceptable Master Servicer’s Consent prior to the expiration of the Lender Approval Period, Purchaser shall have the right to extend the Lender Approval Period for two consecutive periods of an additional fifteen (15) days each; provided, however, that in the event Purchaser exercises its right to extend the Lender Approval Period for the second fifteen (15) day extension period, Seller shall be entitled to accept back-up offers and back-up contracts with respect to the Property, contingent upon Purchaser’s rights under this Agreement. The failure of Purchaser to notify

Seller of its inability to obtain the Acceptable Master Servicer’s Consent prior to the expiration of the Lender Approval Period shall constitute Purchaser’s election to terminate this Agreement on account thereof, in which event all Earnest Money shall be returned to Purchaser.

c. In the event that Purchaser gives notice to Seller that it has obtained the Acceptable Master Servicer’s Consent in accordance with Paragraph 6(b) hereof, such notice shall evidence that Purchaser has accepted all conditions and requirements of Master Servicer to Purchaser’s assumption of the Wachovia Loan (the “Master Servicer Requirements”), and Purchaser shall thereafter be obligated to satisfy all of the Master Servicer Requirements. The failure of Purchaser to satisfy the Master Servicer Requirements shall constitute a default by Purchaser under this Agreement, entitling Seller to exercise its remedies set forth in Paragraph 18 of this Agreement.

7. Contracts/Leases.

a. At Closing, Purchaser shall assume all obligations of Seller, as Landlord, under the Leases pursuant to an Assignment and Assumption of Lease for each Lease in the form attached to this Agreement as Exhibit “C” (“Lease Assignment”). In the event of any amendment to the Leases subsequent to the Effective Date, (i) a copy of such amendment shall be delivered to Purchaser not less than five (5) business days prior to execution of such amendment, (ii) such amendments shall be subject to Purchaser’s approval, not to be unreasonably withheld or delayed, and (iii) any amendment to the TSA Lease that is in the form of an Administrative Action similar to SLA 70, a copy of which has been provided to Purchaser, shall not require Purchaser’s approval.

b. Upon Closing, Seller will cooperate with the Government and Purchaser to assist in obtaining the execution by the Government of a Novation Agreement by and among the Government, Seller and Purchaser regarding the TSA Lease on the Government’s then-current standard form or in the form annexed hereto as Exhibit “D” (the “Novation Agreement”), and a Statement of Lease on the Government’s then-current standard form or as otherwise required by Section 5 of the Form 3517B of the TSA Lease (the “Statement of Lease”). If, prior to its execution, the Government requires changes to the Novation Agreement, then such changes shall be reasonably accommodated by Purchaser and Seller. Seller shall also use commercially reasonable efforts to obtain an estoppel from MCI, which estoppel shall (i) confirm the terms of the MCI Lease and (ii) not allege any default under the MCI Lease (the “MCI Estoppel”). Purchaser acknowledges that MCI has no obligation under the MCI Lease to deliver an estoppel, and that closing by Purchaser shall not be contingent upon receipt of the MCI Estoppel.

c. At Closing, Seller agrees to terminate, or to assign to Purchaser, at Purchaser’s option and to the extent assignable, Seller’s interest in the service contracts identified on attached Exhibit “E” (the “Service Contracts”); provided, however, that Purchaser shall be obligated to assume Seller’s obligations under the Otis Elevator contract (item 9 on Exhibit E). Purchaser shall notify Seller prior to the expiration of the Due Diligence Review Period of any Service Contracts that Purchaser desires to be assigned to Purchaser. The parties shall execute an Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit “F” (“Assignment of Contracts”), pursuant to which Seller shall assign, and Purchaser shall assume, all of Seller’s obligations under any Service Contracts (including the Otis Elevator contract) to be assigned to Purchaser that arise from and after Closing. Purchaser acknowledges that Seller does not represent or warrant that Purchaser will be entitled to the assignment of any of the Service Contracts. Seller shall be responsible for any and all costs incurred in connection with terminating the Service Contracts that Purchaser has not elected to assume.

8. Seller’s Covenants. Seller hereby covenants and agrees with Purchaser that:

a. At all times from the Effective Date to the Closing Date, Seller shall maintain the Property in the same condition as the same is in as of the date of this Agreement, subject only to reasonable use and wear and other immaterial changes in condition.

b. At all times from the Effective Date to the Closing Date, Seller shall maintain in force fire and extended coverage casualty insurance on the Improvements as currently insured.

c. From and after the Effective Date through the Closing Date, Seller shall not (i) enter into any leases affecting the Property or any portion thereof; or (ii) modify, amend, cancel, terminate, extend or change the terms of any Lease except in accordance with Paragraph 7(a) above; or (iii) enter into any other agreements with respect to the sale or lease of the Property or any portion thereof, in each case without the prior written consent of Purchaser, which consent shall be at Purchaser’s reasonable discretion. Seller shall forward to Purchaser all written correspondence (excluding electronic or e-mail correspondence) by and between Seller and Tenants received or sent from the Effective Date through the Closing Date.

d. From and after the Effective Date through the Closing Date, except as provided in Paragraph 7(a) above, Seller shall not enter into any new contracts or agreements or place any encumbrance on the Property which shall survive the Closing without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion.

e. From and after the Effective Date through the Closing Date, Seller shall not remove from any of the Real Property any Personal Property, except if worn out, and then only if replaced by Personal Property of equivalent or greater value and utility.

f. Upon Purchaser’s request, for a period of twelve (12) months after the Closing, Seller shall (i) make its books and records related to the Property available to Purchaser at Seller’s offices during Seller’s normal business hours, for inspection, copying and audit by Purchaser’s designated accountants at Purchaser’s sole cost and expense, and reasonably cooperate with Purchaser in connection with any audit of such books and records necessary to comply with any requirements of the SEC or law and (ii) cooperate with Purchaser to the extent reasonably necessary to obtain any permits not in existence on the Closing Date and necessary for the operation of all or any portion of the Real Property.

g. From and after the Effective Date through the Closing Date, Seller shall promptly notify Purchaser of the occurrence of any event or circumstance known to Seller that will make any representation or warranty of Seller to Purchaser under Paragraphs 8 or 16 of this Agreement materially untrue or materially misleading as of the Closing Date.

h. Seller shall make all records, invoices, bills and other information and materials relating to the operation of the Real Property available for Purchaser, at the Real Property, or at Seller’s offices during Seller’s normal business hours, to inspect and copy and shall cooperate fully on all reconciliations and audits.

i. From and after the Effective Date through the earlier of the termination of this Agreement or the Closing Date the Seller shall not, without the prior written consent of Purchaser, modify, amend or extend the Wachovia Loan Documents. From and after the date hereof through the earlier of the termination of this Agreement or the Closing Date, Seller will perform all material obligations of Seller under the Wachovia Loan Documents as, and when, required and shall forward to Purchaser all correspondence with the Master Servicer received or sent from the Effective Date through the Closing Date.

9. Deliveries at Closing.

a. At or prior to the time of Closing, Seller shall deliver the following original documents:

(i) A special warranty deed conveying title to the Real Property to Purchaser in the form attached to this Agreement as Exhibit “G” (modified as necessary to conform to local law) free and clear of all liens, encumbrances and exceptions whatsoever, save and except only for the Wachovia Loan Documents and the Title Exceptions.

(ii) An Assignment and Assumption of Deed of Trust and other Loan Documents with respect to the Wachovia Loan in the form required by Master Servicer (“Assignment Documents”), duly executed by Seller.

(iii) A duly executed Quit-Claim Bill of Sale conveying the Personal Property in the form attached as Exhibit “H”, duly executed by Seller.

(iv) An appropriate “Seller’s Affidavit” or other acceptable evidence addressed to the Title Company attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenants) and other encumbrances arising under Seller (other than the Title Exceptions and any matters disclosed by the Survey) so as to enable Title Company to delete the “standard” exceptions for such matters from Purchaser’s owner’s policy of title insurance and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents.

(v) The original counterparts (to the extent available, and if not available, copies certified by the Seller) of the Leases and the leasing and tenant correspondence files in connection therewith.

(vi) The Lease Assignment, duly executed by Seller.

(vii) The MCI Estoppel (but only if delivered by MCI).

(viii) The Statement of Lease.

(ix) The Novation Agreement, duly executed by Seller.

(x) A notice addressed to each of the Tenants in form and substance reasonably acceptable to Purchaser and Seller, signed by Seller, providing notice of the sale of the Real Property.

(xi) A duly executed Assignment of Contracts, or evidence of termination of the service contracts not being assumed by Purchaser, including, without limitation, the Property Management Agreement (as defined in Exhibit E), as applicable.

(xii) An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(xiii) A certificate updating Seller’s representations and warranties as contemplated by Section 16(a) of this Agreement.

(xiv) A duly executed counterpart of the closing statement.

(xv) Keys to all locks on the Real Property in Seller’s possession or control, if any.

(xvi) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement and effectuate the assumption of the Wachovia Loan.

b. At the time of Closing hereunder, Purchaser shall deliver the following original documents:

(i) The Assignment Documents, duly executed by Purchaser.

(ii) The Lease Assignment, duly executed by Purchaser.

(iii) A notice addressed to each of the Tenants, in form and substance reasonably acceptable to Purchaser and Seller, signed by Purchaser, providing notice of the sale of the Real Property.

(iv) The Novation Agreement, duly executed by Purchaser.

(v) A duly executed Assignment of Contracts, if applicable.

(vi) A duly executed counterpart of the closing statement.

(vii) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement and effectuate the assumption of the Wachovia Loan.

10. Closing. The Purchase Price and the aforesaid executed closing documents shall be delivered, and the purchase and sale transaction contemplated in this Agreement shall otherwise be consummated (the “Closing”) on or before 2:00 p.m. Eastern time on the Closing Date. The Closing shall occur either (i) by escrow closing arrangements pursuant to escrow closing instructions mutually agreed upon by Seller and Purchaser or (ii) at the offices of Seller’s attorney, Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida.

11. Conditions to Seller’s and Purchaser’s Performance.

a. Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

(i) Purchaser having performed in all material respects all covenants and obligations required by this Agreement to be performed by Purchaser on or prior to the Closing Date;

(ii) Payment of the Purchase Price, as adjusted and prorated hereunder; and

(iii) Release of Seller and Seller’s principal from all obligations under the Wachovia Loan Documents arising after the Closing Date.

b. Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Purchaser at its discretion):

(i) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;

(ii) Seller having performed in all material respects all covenants and obligations required by this Agreement to be performed by Seller on or prior to the Closing Date;

(iii) All Service Contracts not approved by and being assigned to Purchaser shall have been terminated;

(iv) Receipt by Purchaser at least two (2) days prior to the Closing of the Statement of Lease dated within forty-five (45) days of the Closing Date; and

(v) Provided that Purchaser has complied with all Master Servicer Requirements, the performance by Master Servicer under its agreement to allow assumption of the Wachovia Loan Documents by Purchaser, including without limitation execution by Master Servicer of a consent consistent with the Acceptable Master Servicer Consent.

12. Closing Costs. Provided that the Closing occurs, Purchaser shall pay for (i) documentary stamp taxes or any other transfer or recordation taxes required to be paid with respect to the special warranty deed or assumption of the Wachovia Loan, including but not limited to the Virginia Grantor’s tax, if any; (ii) the premium and related charges for the owner’s title insurance policy to be issued pursuant to the Commitment and any mortgagee title policy; (iii) the costs of the Survey, Phase I Report, PCA Report and all other costs of Purchaser’s inspections of the Property; (iv) the cost of recording said special warranty deed and other instruments of conveyance; (v) any and all loan assumption fees, Master Servicer’s consent fees, or other fees or costs charged by the Master Servicer in connection with the assumption by Purchaser of the Wachovia Loan, if any; and (vi) one-half of any escrow fee, not to exceed $250. Seller shall pay for (i) the cost of recording any corrective title instruments, if any, and (ii) one-half of any escrow fee, not to exceed $250. Each of Purchaser and Seller shall bear its own attorneys’ fees.

13. Prorations. The following prorations shall be made between Purchaser and Seller as of the date of Closing:

a. All rent and additional rent under the Leases of the Real Property (together the “Rent”) attributable to the period prior to the Closing Date shall be the property of Seller, and all Rent attributable to the Closing Date and the period subsequent thereto shall be the property of Purchaser. If Rent for the month in which the Closing Date occurs has been paid by either Tenant to Seller prior to the Closing Date, then such rent shall be the property of Seller and Purchaser shall receive a credit for all such Rent attributable to the Closing Date and the period subsequent thereto. If Rent for the month in which the Closing Date occurs has not been paid by either Tenant to Seller prior to the Closing Date, then such rent shall be the property of Purchaser and Seller shall receive a credit for all such Rent attributable to the period prior to the Closing Date. Purchaser and Seller each agree to remit to the other, within thirty (30) days after receipt of same, all Rent received by them after the Closing Date which is defined as the property of the other party pursuant to the terms of this subparagraph, which obligation shall expressly survive Closing hereunder.

b. Ad valorem taxes and assessments for the year of Closing hereunder which are not payable by Tenants under the Leases (together the “Taxes”) and which are attributable to the period prior to the Closing Date shall be the responsibility of Seller, and such Taxes which are attributable to the Closing Date and the period subsequent thereto shall be the responsibility of Purchaser, and shall be prorated accordingly. The parties acknowledge that under the TSA Lease, Seller is obligated to pay, on an annual basis, real property taxes in the amount of $1,292,195.00 (the “Base Tax Amount”), which amount shall be pro-rated among the parties at Closing. The Government is obligated to pay all real property taxes in excess of the Base Tax Amount (by reimbursement thereof to Landlord under the TSA Lease), and such excess shall not be pro-rated at Closing, and shall be collected by Purchaser directly from the Government.

c. Purchaser and Seller agree that the payment process and status of all Seller maintenance costs or other Seller obligations under the Leases and all Service Contracts to be assigned to Purchaser at Closing shall be jointly reviewed by the parties immediately following the Effective Date of this Agreement, and that based on such review Purchaser and Seller shall agree to the appropriate manner of proration of such items prior to expiration of the Due Diligence Review Period.

14. Commissions. Purchaser and Seller warrant and represent to each other that the only broker involved in this transaction is/are the Broker(s). Seller is solely responsible for payment of any broker commission, due Broker pursuant to a separate agreement between Seller and Broker (“Broker Commission”), and such Broker Commission shall be earned by and payable to such Broker only upon the consummation of this Closing. Purchaser and Seller warrant and represent to each other that the sale has not been brought about through the efforts of anyone other than such Broker. Purchaser and Seller agree that in the event of a breach of this warranty and representation, the offending party shall indemnify and hold the non-offending party harmless with respect to any loss or claim for brokerage commission, including all reasonable attorneys’ fees and costs of litigation through appellate proceedings. This paragraph shall expressly survive the Closing under this Agreement.

15. PROPERTY SOLD “AS-IS”. EXCEPT AS MAY BE SET FORTH IN PARAGRAPH 16(a) OF THIS AGREEMENT, THE PROPERTY SHALL BE SOLD AND CONVEYED BY SELLER AND ACCEPTED BY PURCHASER IN ITS “AS IS” CONDITION WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER ON THE PART OF SELLER, EXPRESS OR IMPLIED, AS TO THE CREDIT QUALITY OR FINANCIAL CONDITION OR ABILITY OF TENANTS, THE REAL PROPERTY’S PHYSICAL OR ENVIRONMENTAL CONDITION, CLASSIFICATION, PAST OR PRESENT USE, OR MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, USE, DESIGN, CONSTRUCTION OR DEVELOPMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR REPRESENTATION AS TO PHYSICAL, ENVIRONMENTAL, SURFACE OR SUBSURFACE CONDITION, COMPLIANCE WITH LAWS, ZONING, OR THE SUFFICIENCY, ACCESSIBILITY AND CAPACITY OF UTILITIES FOR PURCHASER’S INTENDED USE OF THE PROPERTY, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY PURCHASER AND THAT PURCHASER IS RELYING SOLELY ON SELLER’S REPRESENTATIONS SET FORTH IN PARAGRAPH 16(a) OF THIS AGREEMENT AND ITS OWN INSPECTION AND INVESTIGATION OF THE PROPERTY AND OWN INVESTIGATIONS OF THE CREDIT WORTHINESS OF THE TENANTS, WITH RESPECT THERETO AND NOT ON ANY STATEMENT, ORAL OR WRITTEN REPRESENTATION OR WARRANTY MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT ON BEHALF OF SELLER OR ANY MATERIALS, DATA OR OTHER INFORMATION SUPPLIED TO PURCHASER BY OR ON BEHALF OF SELLER. PURCHASER AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY. PURCHASER, FOR ITSELF AND ANY OF ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY AND ABSOLUTELY WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, AND COVENANTS NOT TO FILE OR OTHERWISE PURSUE ANY LEGAL ACTION AGAINST, SELLER, SELLER’S AFFILIATES OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, TRUSTEE, BENEFICIARY, DIRECTOR, SHAREHOLDER, OFFICER, ATTORNEY, EMPLOYEE, AGENT, OR BROKER OF ANY OF THE FOREGOING, AND ANY OF THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES, AND ASSIGNS (EACH A “RELEASED PARTY” AND COLLECTIVELY, “RELEASED PARTIES”) WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, PROCEEDINGS, INVESTIGATIONS, DEMANDS, CLAIMS, LIABILITIES, OBLIGATIONS, FINES, PENALTIES, LIENS, JUDGMENTS, LOSSES, INJURIES, DAMAGES, SETTLEMENT EXPENSES OR COSTS OF WHATEVER KIND OR NATURE, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING BROUGHT OR THREATENED OR ORDERED BY ANY GOVERNMENTAL AUTHORITY), INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND EXPERTS’ FEES AND EXPENSES, AND INVESTIGATION AND REMEDIATION COSTS THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH (A) THE INVESTIGATIONS BY PURCHASER DURING THE DUE DILIGENCE REVIEW PERIOD PERMITTED PURSUANT TO PARAGRAPH 4 HEREOF, AND (B) THE PROPERTY OR ANY PORTION THEREOF (COLLECTIVELY, “CLAIMS”), INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE REAL PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, OR ANY OTHER MATTER RELATING TO THE USE, PRESENCE, DISCHARGE OR RELEASE OF HAZARDOUS MATERIALS ON, UNDER, IN, ABOVE OR ABOUT THE REAL PROPERTY. IN CONNECTION WITH THIS PARAGRAPH, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF ANY PROVISION OR PRINCIPLE OF FEDERAL OR STATE LAW OR REGULATION THAT MAY LIMIT THE SCOPE OR EFFECT OF THE FOREGOING WAIVER AND RELEASE TO THE EXTENT APPLICABLE.

16. Representations and Warranties. Each party warrants and represents the following to the other:

a. Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

(i) This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller’s organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Purchaser on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property is subject.

(ii) Except as set forth in Schedule 16(a)(ii) attached hereto, there are no actions, suits or proceedings (including arbitration proceedings) pending or, to the best of Seller’s knowledge, threatened against Seller which could have an adverse effect on any portion of the Real Property, Seller’s interest therein, or Seller’s ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(iii) Except as set forth in Schedule 16(a)(iii) attached hereto, there are no condemnation actions against or relating to the Real Property or any portion thereof, nor, to the best of Seller’s knowledge, has Seller received any notice of any being contemplated.

(iv) There are no leases affecting the Real Property except for the Leases. Seller has not granted or nor approved, and to the best of Seller’s knowledge, there are no, subleases, licenses, occupancy (except with respect to the Property Management Agreement identified Exhibit “E” attached hereto, which will be terminated at Closing) or related agreements or tenancies affecting the Real Property.

(v) Seller has delivered true, accurate and complete copies of the Leases to Purchaser.

(vi) Each of the Leases is in full force and effect according to the terms set forth therein and, has not been modified, amended or altered except as provided for or permitted under this Agreement.

(vii) To the best of Seller’s knowledge, all obligations of Seller under the Leases have been performed.

(viii) To the best of Seller’s knowledge, no Tenant under a Lease is in default under any provision of its Lease. Seller is not aware of any facts or circumstances which with the passage of time and/or notice would constitute a default by any Tenant under a Lease.

(ix) No amount payable by any Tenant has been prepaid for more than one (1) month in advance of the due date thereof.

(x) There are no security deposits held by Seller with respect to the Leases.

(xi) There are no service or other contracts related to the use, ownership or operation of the Real Property other than the Service Contracts. Seller has delivered true, correct and complete copies of the Service Contracts to Purchaser;

(xii) Neither Seller nor any constituent partner thereof is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Purchaser with an affidavit to this effect at Closing.

(xiii) A true, complete and correct list of the Wachovia Loan Documents is attached hereto as Schedule 16(a)(xiii). The Wachovia Loan is in full force and effect and, to the best of Seller’s knowledge, there are no defaults or events which, with the passage of time and/or notice, would constitute a default or event of default thereunder.

b. Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by Purchaser and all consents required under Purchaser’s organizational documents or by law have been obtained. All documents that are to be executed by Purchaser and delivered to Seller on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Purchaser. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Purchaser is a party or to which Purchaser or the Real Property (or any portion thereof) is subject.

c. Survival. Each representation and warranty of each party contained in this Agreement shall be true and accurate as of the date hereof and shall be deemed to have been made again at and as of Closing and shall then be true and accurate in all material respects and shall survive Closing, but only as to any claims for which Purchaser or Seller (i) gives written notice to the other party within nine (9) months following the Closing Date, and (ii) thereafter files a court action against the other party within ten (10) months following the Closing Date, and not otherwise.

d. Execution by Seller’s Principal. This Agreement has been executed by Commercial Net Lease Realty, Inc., a Maryland corporation (“NNN”), for the sole purpose of indemnifying Purchaser against any loss or damages incurred by Purchaser caused by a breach of Seller’s representations and warranties set forth in Paragraph 16(a) above and asserted within the time period set forth in Paragraph 16(c) above. Notwithstanding the foregoing, (i) in no event shall Seller or NNN be liable to Purchaser for breach of Seller’s representations and warranties set forth in this Agreement unless Purchaser’s losses or damages, in the aggregate, exceed FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), and (ii) in no event shall Seller’s or NNN’s aggregate liability for Seller’s breach of the representations and warranties set forth in this Agreement exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00).

17. Damage and Condemnation. Seller shall notify Purchaser upon the occurrence of any damage, destruction, taking or threat of taking affecting the Real Property. In the event of any material damage to or destruction of the Real Property, or any portion thereof, or in the event of any material taking or threat of taking of the Real Property, or any portion thereof, by exercise of the power of eminent domain, Purchaser may elect to: (i) terminate this Agreement by giving notice thereof to Seller within ten (10) days of receipt of notice from Seller, whereupon the Earnest Money shall be promptly refunded to Purchaser, this Agreement shall become null and void and the parties shall be relieved of and released from any and all further rights, duties, obligations and liabilities hereunder except for those obligations which survive the termination of this Agreement, or (ii) consummate the purchase of the Property, whereupon at Closing Seller shall assign any rights to any insurance proceeds or condemnations awards, subject to the rights of Tenants and obligations of Landlord under the Leases and Purchaser shall receive a credit for the insurance deductible. Seller shall provide Purchaser with all information received by Seller regarding any such damage, destruction, taking or threat of taking which is reasonably necessary or useful to Purchaser in making the election between such alternative. For the purposes of this section, “material” damage shall mean any casualty, the cost of which to repair is reasonably estimated by Purchaser to be greater than $2,000,000. A “material” taking shall mean (i) any taking or threatened taking whereby the loss of value reasonably determined by Purchaser may exceed $2,000,000, or (ii) any taking or threatened taking which could result in the loss of any access or parking rights.

In the event of any non-material damage or destruction to the Real Property that is not insured by Seller, if Seller does not agree to pay the uninsured amount, Purchaser shall have the right to terminate this Agreement by giving notice thereof to Seller within ten (10) days of receipt of notice thereof from Seller, whereupon the Earnest Money shall be promptly refunded to Purchaser, this Agreement shall become null and void and the parties shall be relieved of and released from any and all further rights, duties, obligations and liabilities hereunder except for those obligations which survive the termination of this Agreement.

18. Default by Purchaser; Seller’s Remedies. If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to default or breach on the part of Purchaser that continues for two (2) business days following written notice thereof from Seller to Purchaser (except for a default related to Purchaser’s failure to close on the Closing Date, which would require no notice), then Seller, at its election, may terminate this Agreement and obtain as valid liquidated damages the entire Earnest Money. Purchaser and Seller agree that it would be impractical and extremely difficult to estimate the damages suffered by Seller as a result of a default by Purchaser under this Agreement, and that under the circumstances existing as of the Effective Date of this Agreement, the liquidated damages provided for in this paragraph represent a reasonable estimate of the damages which Seller will incur as a result of such default; provided, however that this provision shall not limit Seller’s right to receive reimbursement for attorneys’ fees as provided herein, nor waive or affect Purchaser’s indemnity obligations and Seller’s rights to those indemnity obligations under Paragraph 4(a) of this Agreement.

19. Default by Seller; Purchaser’s Remedies. If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to default or breach on the part of Seller that continues for two (2) business days following written notice thereof from Purchaser to Seller (except for a default related to Seller’s failure to close on the Closing Date, which would require no notice), then Purchaser, at its election, may as its sole and exclusive remedies, either (i) avail itself of the remedy of specific performance by commencing such action within three (3) months following the scheduled Closing Date and recover any and all costs of obtaining specific performance, or (ii) terminate this Agreement and receive a refund of the Earnest Money and interest earned thereon, together with a reimbursement by Seller of Purchaser’s actual out-of-pocket expenses not to exceed $250,000. Purchaser waives any right to pursue any other remedy at law or in equity for any default of Seller, including, without limitation, any right to seek, claim or obtain damages.

20. Duties of Escrow Agent. The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. Seller and Purchaser each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder. Purchaser and Seller hereby authorize the payment of said Earnest Money, with interest earned thereon, by the Escrow Agent in accordance with the terms and provisions set forth in this Agreement. In the event, however, that in the discretion of the Escrow Agent there exists some doubt as to how or under what circumstances the Earnest Money or interest earned thereon shall be disbursed hereunder, and the parties hereto are unable to agree and direct, in writing, as to whom or under what circumstances the Escrow Agent shall disburse the same, Escrow Agent shall be entitled to interplead said Earnest Money and interest into the Circuit Court of Orange County, Florida, without further liability or responsibility on its part. Costs, expenses and attorneys fees associated with any such interpleader shall be deducted from the amount of the Earnest Money and interest earned thereon.

21. Assignment.

a. Purchaser may not assign its interest under this Agreement without obtaining Seller’s prior written consent, which may be withheld at Seller’s sole discretion. Upon any assignment by Purchaser approved by Seller, Purchaser shall not be entitled to a release or substitution of the Earnest Money, but shall seek reimbursement of same from Purchaser’s assignee. Notwithstanding anything contained in this paragraph to the contrary, Purchaser shall be permitted, upon prior written notice to Seller not later than five (5) days prior to the Closing Date, to assign its interest under this Agreement to an entity which is controlled by, or under common control with, Purchaser.

b. Either party, in their sole discretion, may assign its interest under this Agreement to a qualified intermediary in connection with effecting a like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code.

22. Notices. Any notice, request, demand, tender or other communication under this Agreement shall be in writing, and shall be deemed to have been duly given at the time and on the date when personally delivered, or upon being delivered to a nationally recognized commercial courier for next day delivery, to the address for each party set forth below, or upon delivery if deposited in the United States Mail, Certified Mail, Return Receipt Requested, with all postage prepaid, to the address for each party set forth below, or by facsimile with proof of delivery of same. The time period in which a response must be made, or action taken, by a party receiving such communication shall commence on the date of actual receipt by such party. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of such communication. By giving prior notice to all other parties, any party may designate a different address for receiving notices. Any notice to Seller hereunder shall not be effective unless and until a copy thereof has also been delivered in accordance with the foregoing requirements to Escrow Agent at the address set forth below.

Notices to Seller:	Address set forth on the first page of this Agreement
With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
	Attention:	Kathi W. Borkholder, Esquire
	Telephone:	407/843-4600
	Facsimile:	407/843-4444

Notices to Purchaser:	Address set forth on the first page of this Agreement

With a copy to:	Brookfield Financial Properties, L.P.
Three World Financial Center
New York, New York 10281-1021
	Attention:	Kathleen G. Kane
	Telephone:	212/417-7017
	Facsimile:	212/417-7195

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
	Attention:	Samuel L. Richardson
	Telephone:	617/570-1878
	Facsimile:	617/227-8591

Notices to Escrow Agent/Title Agent:	Address set forth on the first page of this Agreement

23. Governing Law and Binding Effect. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia and shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto as well as their respective heirs, personal representatives, successors and assigns.

24. Time of Essence. Time shall be of the essence in the performance of the terms and conditions of this Agreement. In the event any time period specified in this Agreement expires on a Saturday, Sunday or bank holiday on which national banks in Washington, D.C. are closed for business, then the time period shall be extended so as to expire on the next business day immediately succeeding such Saturday, Sunday or bank holiday.

25. Captions. All captions, headings, paragraph and subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement. All references to particular paragraphs and subparagraphs by number refer to the paragraph or subparagraph so numbered in this Agreement.

26. Entire Agreement. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the purchase and sale of the Property. This Agreement contains the sole and entire understanding between Seller and Purchaser with respect to the transactions contemplated by this Agreement, and all promises, inducements, offers, solicitations, agreements, including, without limitation, any confidentiality agreements, representations and warranties heretofore made between the parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written agreement executed by or on behalf of the parties to this Agreement in the same manner as this Agreement is executed.

27. Survival of Provisions. The warranties, representations, agreements, covenants and indemnities of Seller and Purchaser provided for in this Agreement shall survive the Closing under or termination of this Agreement only to the extent expressly provided herein.

28. Validity. In the event any term or provision of this Agreement is determined by the appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Agreement shall remain in full force and effect.

29. Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the party prevailing in obtaining the relief sought, in addition to all other sums that it may be entitled to recover, shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incurred as a result of such litigation. This paragraph shall survive Closing or the early termination of this Agreement.

30. Effective Date. This Agreement shall be effective on the date that the last of both parties have executed this Agreement, as evidenced by the date set forth beneath their signatures hereinabove (the “Effective Date”).

31. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party, which may be by facsimile.

32. No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public records of any jurisdiction.

33. Tax Deferred Exchange. Seller and Purchaser agree to cooperate with each other in effecting for the benefit of either party a like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that (i) neither party shall be obligated to delay the Closing hereunder and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the Property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability which arises or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party.

34. Confidentiality. Purchaser acknowledges that all “Confidential Information” (as hereinafter defined) is the confidential, proprietary, and commercial or financial trade secret information of Seller, and Purchaser agrees to hold all Confidential Information (except such Confidential Information that Purchaser may be required to disclose to comply with applicable law) in strict confidence during the pendency of this Agreement or for three (3) years following termination hereof if Purchaser does not acquire the Property. All Confidential Information is and shall remain the sole property of Seller and may be used only for the purposes set forth in this Agreement. Purchaser agrees that Purchaser will not directly or indirectly disclose, duplicate, reproduce, distribute, disseminate, transmit, discuss, or otherwise communicate, either verbally or in writing to any person or entity other than its shareholders, directors, officers, employees, attorneys, accountants, consultants, agents, lenders, investors and authorized representatives (collectively “Authorized Persons”) any Confidential Information or documents or information derived from Confidential Information, nor use or allow the use of any Confidential Information for any purpose other than evaluating a possible purchase of the Property from Seller. Prior to any such disclosure Purchaser shall inform the Authorized Persons by instruction, agreement, or otherwise that the Confidential Information is the confidential, proprietary, and trade secret information of Seller and may not be further disseminated to other persons or entities which are not Authorized Persons without prior written consent, which must be requested from, and may be given or withheld at the sole discretion of, Seller. Notwithstanding the foregoing, to the extent that either party is required to do a public filing with the Securities Exchange Commission related to this Agreement, the other party shall have the right to review such filing. Nothing herein shall be deemed to prohibit Purchaser from acquiring the Property at a later date following the termination of this Agreement.

The term “Confidential Information” means any and all privileged, non-public documents or information received from Seller, Master Servicer and Broker or their respective agents relating to Seller, the Property, the Leases, the Tenants or the Wachovia Loan Documents.

[END OF EXHIBIT B]